Exhibit 99.1

FOR IMMEDIATE RELEASE: April 18, 2013

Capital One Reports First Quarter 2013 Net Income of $1.1 billion,

or $1.79 per share

McLean, Va. (April 18, 2013) – Capital One Financial Corporation (NYSE: COF) today announced net income for the first quarter of 2013 of $1.1 billion, or $1.79 per diluted common share, compared with net income of $843 million, or $1.41 per diluted common share, for the fourth quarter of 2012 and net income of $1.4 billion, or $2.72 per diluted common share, for the first quarter of 2012. Without the impact of a bargain purchase gain related to the ING Direct acquisition, first quarter 2012 net income would have been $809 million, or $1.56 per diluted common share.

“Each of our businesses delivered solid results in the quarter and our balance sheet is strong,” said Richard D. Fairbank, Chairman and Chief Executive Officer. “We continue to generate significant capital and we’re focused on returning capital to our shareholders.”

All comparisons in the following paragraphs are for the first quarter of 2013 compared with the fourth quarter of 2012 unless otherwise noted.

Loans and Deposits

Period-end loans held for investment decreased $14.6 billion, or 7 percent, to $191.3 billion. The decrease was due in part to the movement of the Best Buy portfolio of approximately $7 billion of loans to held for sale from held for investment during the quarter. Domestic Card period-end loans decreased $12.8 billion, or 15 percent, to $70.4 billion, driven largely by the movement of loans to held for sale, seasonally lower balances and purchase volumes, and the anticipated run-off of certain acquired loans. Excluding loans reclassified to held for sale during the first quarter, Domestic Card period-end loans decreased $5.6 billion, or 7 percent. Commercial Banking period-end loans increased $330 million, or 0.9 percent, to $39.2 billion, and period-end loans in Auto Finance grew $817 million, or 3 percent, to $27.9 billion. Period-end loans in Home Loans declined $2.2 billion, or 5 percent, to $41.9 billion, driven by the continued anticipated run-off of acquired portfolios.

Capital One First Quarter 2013 Earnings

Average loans held for investment in the quarter decreased $6.9 billion, or 3 percent, to $196.0 billion. Average loans in Commercial Banking grew $978 million and Auto Finance average loans grew $596 million. Average Domestic Card loans declined $6.0 billion, or 7 percent. Average Home Loans decreased by $2.2 billion, driven largely by the continued anticipated run-off of acquired portfolios.

Period-end total deposits were essentially flat at $212.4 billion, while average deposits declined $1.9 billion. Deposit interest rates declined 4 basis points to 0.68 percent.

Revenues

Total net revenue for the first quarter of 2013 was $5.6 billion, a decline of $73 million, or 1 percent, driven principally by lower average loan balances and purchase volume partially offset by higher margins.

The reduction in interest expense and release of cash related to the redemption of high coupon trust preferred securities contributed to an increase in net interest margin of 19 basis points to 6.71 percent. Cost of funds in the first quarter declined 16 basis points to 0.83 percent.

Non-Interest Expense

Non-interest expense was $3.0 billion, a decrease of $227 million, or 7 percent, driven largely by the lack of seasonally high year-end expenses recorded in the fourth quarter and lower amortization expense and acquisition-related costs including integration. Marketing expense decreased $76 million in the quarter to $317 million.

Provision for Credit Losses

Provision for credit losses was $885 million in the quarter, a decrease of $266 million, largely driven by a $261 million release in allowance. The largest component of the allowance release was in Domestic Card, due to better than anticipated credit performance in the quarter, including delinquencies, and an improvement in drivers for the company’s future outlook.

Capital One First Quarter 2013 Earnings

The net charge-off rate was 2.20 percent in the first quarter of 2013, a decline of 6 basis points from 2.26 percent in the fourth quarter.

Discontinued Operations

The company recorded a $107 million provision for mortgage representation and warranty reserve attributable to Discontinued Operations. This provision reflects the company’s assessment of probable and estimable losses in light of the current environment, principally attributable to non-agency mortgage related legal developments.

Net Income

Net income increased $223 million, or 26 percent, in the first quarter driven primarily by lower non-interest expense and a reduction in credit expenses in the quarter.

Capital Ratios

The company’s estimated Tier 1 common ratio was approximately 11.8 percent as of March 31, 2013, up from 11.0 percent as of December 31, 2012.

Detailed segment information will be available in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.

Earnings Conference Call Webcast Information

The company will hold an earnings conference call on April 18, 2013 at 5:00 PM, Eastern Daylight Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via the company’s home page (www.capitalone.com). Choose “Investors” to access the Investor Center and view and/or download the earnings press release, the financial supplement, including a reconciliation to GAAP financial measures, and the earnings release presentation. The replay of the webcast will be archived on the company’s website through May 2, 2013 at 5:00 PM.

Capital One First Quarter 2013 Earnings

Forward-looking Statements

The company cautions that its current expectations in this release dated April 18, 2013 and the company’s plans, objectives, expectations and intentions, are forward-looking statements which speak only as of the date hereof. The company does not undertake any obligation to update or revise any of the information contained herein whether as a result of new information, future events or otherwise.

Certain statements in this release are forward-looking statements, including those that discuss, among other things: strategies, goals, outlook or other non-historical matters; projections, revenues, income, returns, expenses, capital measures, accruals for claims in litigation and for other claims against the company, earnings per share or other financial measures for the company; future financial and operating results; the company’s plans, objectives, expectations and intentions; the projected impact and benefits of the acquisition of ING Direct and HSBC’s U.S. Card business (the “Acquisitions”) and the sale of the Best Buy loan portfolio (the “Sale Transaction”); and the assumptions that underlie these matters. To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995. Numerous factors could cause the company’s actual results to differ materially from those described in such forward-looking statements, including, among other things: general economic and business conditions in the U.S., the U.K., Canada or the company’s local markets, including conditions affecting employment levels, interest rates, consumer income and confidence, spending and savings that may affect consumer bankruptcies, defaults, charge-offs and deposit activity; an increase or decrease in credit losses (including increases due to a worsening of general economic conditions in the credit environment); financial, legal, regulatory, tax or accounting changes or actions, including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder and regulations governing bank capital and liquidity standards, including Basel-related initiatives and potential changes to financial accounting and reporting standards; the possibility that the company may not fully realize the projected cost savings and other projected benefits of the Acquisitions; difficulties and delays in integrating the assets and businesses acquired in the Acquisitions; business disruption following the Acquisitions; diversion of management time on issues related to the Acquisitions, including integration of the assets and businesses acquired; reputational risks and the reaction of customers and counterparties to the Acquisitions; disruptions relating to the Acquisitions negatively impacting the company’s ability to maintain relationships with customers, employees and suppliers; changes in asset quality and credit risk as a result of the Acquisitions; the possibility that conditions to the Sale Transaction are not received or satisfied on a timely basis or at all; the possibility that modifications to the terms of the Sale Transaction may be required in order to obtain or satisfy such conditions; changes in the anticipated timing for closing the Sale Transaction; developments, changes or actions relating to any litigation matter involving the company; the inability to sustain revenue and earnings growth; increases or decreases in interest rates; the company’s ability to access the capital markets at attractive rates and terms to capitalize and fund its operations and future growth; the success of the company’s marketing efforts in attracting and retaining customers; increases or decreases in the company’s aggregate loan balances or the number of customers and the growth rate and composition thereof, including increases or decreases resulting from factors such as shifting product mix, amount of actual marketing expenses the company incurs and attrition of loan balances; the level of future repurchase or indemnification requests the company may receive, the actual future performance of mortgage loans relating to such

Capital One First Quarter 2013 Earnings

requests, the success rates of claimants against the company, any developments in litigation and the actual recoveries the company may make on any collateral relating to claims against the company; the amount and rate of deposit growth; changes in the reputation of or expectations regarding the financial services industry or the company with respect to practices, products or financial condition; any significant disruption in the company’s operations or technology platform; the company’s ability to maintain a compliance infrastructure suitable for the nature of our business; the company’s ability to control costs; the amount of, and rate of growth in, the company’s expenses as its business develops or changes or as it expands into new market areas; the company’s ability to execute on its strategic and operational plans; any significant disruption of, or loss of public confidence in, the United States Mail service affecting the company’s response rates and consumer payments; any significant disruption of, or loss of public confidence in, the internet affecting the ability of the company’s customers to access their accounts and conduct banking transactions; the company’s ability to recruit and retain experienced personnel to assist in the management and operations of new products and services; changes in the labor and employment markets; fraud or misconduct by the company’s customers, employees or business partners; competition from providers of products and services that compete with the company’s businesses; and other risk factors set forth from time to time in reports that the company files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2012.

About Capital One

Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N. A., had $212.4 billion in deposits and $300.2 billion in total assets as of March 31, 2013. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has more than 900 branch locations primarily in New York, New Jersey, Texas, Louisiana, Maryland, Virginia and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.